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                                                                    EXHIBIT 11.1

                           ROGUE WAVE SOFTWARE, INC.
            STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

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
                                                                                                              NINE MONTHS
                                                                                   YEAR ENDED                    ENDED
                                                                                  SEPTEMBER 30,                 JUNE 30,
                                                                         -------------------------------  --------------------
                                                                           1993       1994       1995       1995       1996
                                                                         ---------  ---------  ---------  ---------  ---------
Weighted average shares................................................      3,282      3,362      3,425      3,425      3,456
Dilutive common stock options using the treasury stock method..........         --         --        180         --         --
Weighted average shares assuming conversion of Series A preferred
 stock.................................................................         --        160        772        763         --
Weighted average shares assuming conversion of Series B preferred stock
 (1)...................................................................         --         --         --         --         --
Shares added pursuant to SAB 83 (2)....................................        596        596        596        596        596
                                                                         ---------  ---------  ---------  ---------  ---------
Total shares used for per share calculations...........................      3,878      4,118      4,973      4,784      4,052
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------

Net income (loss)......................................................  $     175  $     568  $      79  $     140  $    (114)
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
Net income (loss) per common share.....................................  $    0.05  $    0.14  $    0.02  $    0.03  $   (0.03)
                                                                         ---------  ---------  ---------  ---------  ---------
                                                                         ---------  ---------  ---------  ---------  ---------
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(1)  All shares of Series  B preferred stock were  issued in the one-year period prior to the Company's  filing of its registration  statement on Form  SB-2, the  "Cheap Stock Period," and, therefore,  all 743 shares of such preferred stock are included in the SAB 83 adjustment.

(2) Amount is calculated using the as if converted and treasury stock method and the expected initial offering price per share of the Company's common stock.